MICRON ENVIRO SYSTEMS, INC.

1205-789 West Pender Street

Vancouver, British Columbia

V7Y 1G5

Telephone:  (604) 646-6903

Facsimile:  (604) 689-1733

LETTER AGREEMENT

September 24, 2003

Pemberton Energy Ltd.

328,100-1039 17th Avenue S.W.

Calgary, Alberta

T2T 0B2

Dear Sirs:

Re: Option to Acquire an Interest in the Tomahawk Prospect, Drayton Valley, Alberta

This Letter Agreement shall set forth an offer to Pemberton Energy Ltd. (the “Optionor”) by Micron Enviro Systems, Inc. (the “Optionee”) which, when accepted by you, shall form a binding agreement between us, subject only to incorporation and expansion of the terms hereof into a more formal agreement (the "Agreement"), failing which, for any reason, this Letter Agreement shall prevail.

1.                  This Letter Agreement is entered into on the basis of representations made by you, the Optionor, that you currently hold a working interest in the Prospect defined by legal land description 100/11-6-52-6W5-00, 100/13-6-52-6W5-00 and are prepared to sell to us a 45% of your working interest in the Prospect which has been represented to Optionee that is 100%.

2.                  In consideration for the payment of 250,000 shares to the Optionor on execution of this Letter Agreement, the Optionor hereby irrevocably gives and grants to the Optionee the sole and exclusive right and option (the "Option") to acquire from the Optionor a 45% working interest in the Prospect, such Option to be exercisable by the Optionee issuing and delivering 250,000 common shares in its capital stock to the Optionor within seven (7) business days of receipt of Board Approval, such shares to have resale restrictions expiring no sooner than 12 months after their date of issue. The Optionee will earn its full interest in this project by funding its proportionate share of drilling costs associated with any wells to be drilled on this prospect.

3.                  Immediately upon the Optionee exercising the Option in the Prospect, the Optionor shall, at the request of the Optionee, execute in favor of the Optionee, transfers of a 45% working interest in the Prospect of the Optionor’s working Interest.

4.                  This Letter Agreement and the Agreement provide for an option only

5.                  This Letter Agreement and the Agreement shall be interpreted in accordance with the laws of the Province of British Columbia and shall enure to the benefit of and be binding upon the Optionor and Optionee and their respective successors and permitted assigns and the Optionor and Optionee hereby irrevocably attorn to the exclusive jurisdiction of the courts in the Province of British Columbia.

6.                The Optionor and Optionee agree to execute such further and other deeds and documents, including, without limitation, the Agreement, and to give such further and other assurances as may be necessary to fully implement this Letter Agreement. The Term of this option shall be for eighteen months.

If the foregoing accurately sets forth your understanding of our agreement, kindly sign this Letter Agreement where indicated below, which will then form a binding agreement between us, subject only to the terms and conditions aforesaid.

Yours very truly,

Micron Enviro Systems, Inc.

Per: /s/ Bernard McDougall

Director

The terms of this Letter Agreement are hereby acknowledged

and accepted as of the 25th day of September, 2003.

Pemberton Energy Ltd.

Per: /s/ Richard Saxon